FIRST SUPPLEMENTAL AGREEMENT


     FIRST SUPPLEMENTAL AGREEMENT ("Agreement") made as of May 31, 1996 between CHRYSLER PROPERTIES INC, formerly known as Cooke Properties Inc, a California corporation having an office at 405 Lexington Avenue, New York New York 10174 ("Landlord") and MERIT BEHAVIORAL CARE CORPORATION, a Delaware Corporation having an office at One Maynard Drive Park Ridge, New Jersey 07656 ("Tenant").

                            W I T N E S S E T H

                WHEREAS:

                A. Landlord and Tenant's predecessor-in-interest, Empire Blue Cross Blue Shield ("Empire"), heretofore entered into a certain lease dated as of August 14, 1991 ("Lease") with respect to a portion of the 6th floor and the entire 5th floor as more particularly described in the Lease ("Demised Premises") in the building known as The Kent Building, 666 Third Avenue, New York, New York 10017 ("Building"); and

                B. By an assignment and assumption of lease of even date herewith ("Assignment"), Empire assigned all of its right, title and interest in and to the Lease to Tenant, and Tenant assumed the performance and observance of all of the obligations on the tenant's part to be performed and observed under the Lease for the period from and after the effective date of the Assignment; and

                C. The parties hereto desire to modify the Lease to provide for, among other things, (i) an extension of the term of Lease, (ii) a change in the rent payable under the Lease, and (iii) an addition to the Demised Premises, all on the terms and conditions hereinafter set forth.

                NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

                1. All terms contained in this Agreement, unless otherwise defined herein, shall, for the purposes hereof, have the same meaning ascribed to them in the Lease.

                2. All of the terms, covenants and provisions of this Agreement shall be effective June 1, 1996 ("Effective Date").

                3.    The Expiration  Date of the Lease shall mean March 31,
2008.

                4. Section 1.2 of the Lease is hereby modified to provide that the Demised Premises shall include the following additional space in the
Building:

                The portion of the 6th floor containing approximately twenty two thousand six hundred eighty (22,680) square feet, substantially as shown hatched on the floor plan annexed hereto as Exhibit "A" ("First Added Space").

                Tenant acknowledges that Tenant has examined the First Added Space and accepts the First Added Space "as is", in the condition and state of repair existing on the date hereof subject to normal wear and tear. Tenant acknowledges that no work is to be performed, or materials supplied by Landlord in connection therewith, except for (i) the "Tenant's Construction Work" as hereinafter defined) and (ii) that Landlord shall provide to Tenant an ACP-5 form for filing with respect to the Tenant's Construction Work to the First Added Space.

                5. Section 1.4(a) of the Lease is hereby modified to provide that the annual fixed rent payable pursuant to the Lease shall be as follows:

                      a) for the period June 1, 1996 through August 31, 1997, two million nine thousand nine hundred forty dollars and no cents ($2,009,940.00) per annum;

                      b) for the period September 1, 1997 through October 31, 2002, one million eight hundred twenty four thousand dollars and no cents ($1,824,000.00) per annum; and

                      c) for the period from  November  1, 2002  through the
                      Expiration   Date,   two  million   sixteen   thousand
                      dollars and no cents ($2,016,000.00) per annum.

                6. Article 5 and Exhibit C of the Lease are hereby modified to provide that:

                      a) the Operation Year pursuant to Section 5.1(b) shall mean the calendar year 1997; and

                      b) "Tenants' Proportionate Share" as set forth in subsection 5.1(c) and paragraph B. 3. in Exhibit C shall mean .1401; and

                      c) the  Real  Estate  Tax  Base  pursuant  to  Section
                      5.1(g) shall mean the Real Estate Taxes for the calendar year 1997; and

                      d) the Base Year pursuant to paragraph B. 4 in Exhibit C shall be the calendar year 1997.

                7. The amount  "$123,960.00"  in Section  16.3(a) and in Section
16.4 for the Electric Charge are changed to $160,000.00, and the date of August 1, 1991 in Section 16.3 shall be changed to June 1, 1996.

                8. Section 5.7 of the Lease is hereby deleted and the following new Section 5.7 shall be substituted:

                      "5.7.  Payments  shall be made  pursuant to this Article 5 notwithstanding the fact that an Escalation Statement is furnished to Tenant after the expiration of the term of this Lease. Any Escalation Statement furnished by Landlord to Tenant pursuant to this Article 5 shall be conclusively binding upon Tenant unless within sixty (60) days after such Statement is sent, Tenant shall send a written notice to Landlord objecting to such Statement and specifying the respects in which such Statement is disputed. Notwithstanding the foregoing, pending the resolution of any such dispute, Tenant shall pay to Landlord when due the amount of any such Escalation Statement, as provided in Article 5 hereof."

                9. Article 10 of the Lease is hereby modified by adding the following new Section 10.4:

                      "10.4.  Supplementing  the  provisions  of  Section  10.1,
                Tenant, at Tenant's expense, shall be responsible for ensuring that both the structure and layout of the Demised Premises, as well as Tenant's activities within the Demised Premises, are and continue to be in compliance with the Americans with Disabilities Act of 1990 and local law #58, as well as all rules and regulations promulgated pursuant to either the Act or local law #58, or both."

                10. Provided that Tenant shall not then be in default of any of the terms and conditions of the Lease, Tenant shall receive a rental credit of
(i) $154,161.67 per month for the months of June, July, August, September and October of 1996; (ii) a rental credit of $49,140.00 per month for the period from November 1, 1996 through May 31, 1997; (iii) a rental credit of $49,140.00 per month for the months of December of 1997, January and February of 1998; (iv) a rental credit of $154,666.67 per month for the months of November and December of 2002 and January, February and March of 2003; and (v) a rental credit of $54,810.00 per month for the months of April, May, June, July, August, September and October of 2003.

                      Tenant  acknowledges  that  Landlord's   agreement  to
provide to Tenant the rent credit provided in this paragraph 10 has been granted to Tenant as a material part of the consideration for Tenant's entering into this Agreement, timely paying the rentals reserved in the Lease and otherwise timely performing and observing the terms and conditions to be performed and observed by Tenant under the Lease. Accordingly, if after having received the benefit of all or any part of this rent credit, Tenant shall default in performing and observing the terms and conditions to be performed and observed by Tenant under the Lease, Landlord may, in addition to any other remedies Landlord may have under this Lease, at its option, elect that Tenant shall immediately become obligated to pay to Landlord all rent theretofore credited to Tenant pursuant to this paragraph 10. In addition, if this Lease shall be terminated pursuant to the provisions of Article 25 or Article 26, all rent credited to Tenant pursuant to this paragraph 10 and including the date of termination, shall, at Landlord's option, be deemed immediately due and payable.

                11. Tenant acknowledges that Landlord has entered into an agreement with McBride Corporate Real Estate ("McBride"), one of the brokers identified in paragraph 17 of this Agreement, which provides, among other things, that at the request of Landlord and McBride, one or more installments of the brokerage commission payable by Landlord to McBride shall be paid by Tenant, in consideration of which Tenant shall receive a rent credit in the amount of the payment made by Tenant to McBride on Landlord's behalf. Tenant agrees that if Landlord and McBride shall so request payment by Tenant of commissions payable by Landlord to McBride, Tenant shall make the requested payment and upon such payment shall be entitled to an unconditional and automatic rent credit equal to the amount of such payment, such credit to be provided to Tenant with respect to the rent installment payable for the month in which the payment by Tenant to McBride shall have been made.

                12. Landlord agrees that it shall cause the improvements to the First Added Space to be constructed in accordance with detailed plans and specifications (walls, doors, ceiling, lighting, paint, carpet, HVAC, electrical, millwork, class E devices, etc., but excluding furniture, furnishings, office equipment, telephone equipment, etc.) prepared by and at the expense of Tenant in accordance with Article 13 of the Lease (the construction of such improvements herein, the "Tenant's Construction Work"); provided, however, that Landlord shall not be obligated to fund any part of the cost of the Tenant's Construction Work in excess of nine hundred thousand dollars and no cents ($900,000.00)("Tenant Improvement Allowance"). Tenant shall submit complete, detailed architectural and mechanical drawings to Landlord within thirty (30) days of the execution of this Agreement for Landlord's review and comment as provided in Section 13.1. Tenant's architect shall be subject to Landlord's reasonable approval. Upon Landlord's approval of the detailed plans and specifications, Landlord shall seek competitive bids on the Tenant's Construction Work from reputable, responsible general contractors who shall comply with the requirements of the Lease, including the provisions of Section
13.3. Within five (5) days after receipt of the bids, Landlord and Tenant shall select for the performance of Tenant's Construction Work, the single qualified contractor which shall have submitted the lowest bid ("Bid"). If the total cost of the Tenant's Construction Work, based upon the accepted Bid exceeds the amount of the Tenant Improvement Allowance, then in such event, Tenant shall, within five (5) days of receipt of the bid, either pay the amount of the overage to Landlord ("Tenant Improvement Payment"), or revise the scope of the Tenant's Construction Work to achieve a cost less than the Tenant Improvement Allowance by revising the detailed plans and specifications so that Landlord may seek revised pricing from the acceptable contractor, which will be presented once more to Tenant for Tenant's reasonable acceptance of price. Notwithstanding that the amount of the Bid may be less than the amount of the Tenant Improvement Allowance, the Tenant Improvement Allowance shall remain at the amount of nine hundred thousand dollars and no cents ($900,000.00). The difference between the amount of the Bid and the Tenant Improvement Allowance shall be deemed to be a fund which shall be the first sums used to pay for any additional Tenant Improvements requested by Tenant.

                Upon final acceptance of the Bid either at a price which does not exceed the Tenant Improvement Allowance, or upon revision of the scope of work or the payment of the Tenant Improvement Payment, as appropriate, Landlord will enter in to a contract or contracts with the contractor or contractors awarded the Tenant's Construction Work. Thereafter, work will commence under the direction of Landlord and Tenant's architect. Tenant agrees to cooperate with Landlord in causing the Tenant's Construction Work to be completed expeditiously.
                Landlord and Tenant recognize that during the course of construction of the Tenant's Construction Work, Tenant may desire to amend or revise the plans and specifications and scope of the work. If such amendments or revisions cause an increase in the project cost in excess of the Tenant
Improvement  Allowance  (as  same  may  have  been  supplemented  by the  Tenant
Improvement Payment), then the increase shall be payable by Tenant to Landlord upon Tenant's request to Landlord to issue a change order to the contractor for the revised scope of work. Landlord shall not be obligated to issue a change order until the payment for the cost thereof is received by Landlord.

                Upon the completion of Tenant's Construction Work, in the event the cost is less than the Tenant Improvement Allowance, Landlord will credit the difference to Tenant in the form of a rent credit, in a monthly amount not exceeding the monthly rent due hereunder, until the difference between the actual cost of the Tenant's Construction Work and the Tenant Improvement Allowance is met, once all invoices have been submitted to Landlord and paid and Landlord has been provided general releases and waivers of lien from all contractors, subcontractors and materialmen involved in the performance of Tenant's Construction Work and the materials furnished in connection therewith, and a certificate from Tenant's architect certifying that (i) in his or her opinion, Tenant's Construction Work has been completed in a good and workmanlike manner and completed in accordance with the final detailed plans and specifications as approved by Landlord, and (ii) all contractors, subcontractors and materialmen have been paid in full.

                13. Landlord agrees that upon execution of this Agreement, Landlord shall request the holder of the existing superior mortgage, to enter in to a non-disturbance and attornment agreement with Tenant, which agreement shall be substantially in the form of the agreement annexed in the Lease as Schedule 1, ("Non-Disturbance Agreement"). If after sixty (60) days from the Landlord's request for a Non-Disturbance Agreement, such agreement is not obtained, then Landlord shall have no liability to Tenant for its failure to obtain such Non-Disturbance Agreement and Tenant's obligations under this Lease shall not be affected by reason of such failure to obtain such Non-Disturbance Agreement.

                14. Section 13.2 and all references to "Tenant's Initial Alterations", Articles 42, 43 and 44 and Schedule 2 shall be deleted in their entirety from the Lease. In addition, Exhibit B thereto is supplemented by adding thereto Exhibit A to this Agreement.

                15. Simultaneously with the execution of this Agreement, Tenant shall pay to Landlord as additional rent, nine hundred thousand dollars and no cents ($900,000.00).

                16. If, on both the "Exercise Date" (hereinafter defined) and on the "Early Termination Date" (hereinafter defined), the Lease shall be in full force and effect and Tenant is not in violation of any covenant, agreement, term, provision or condition of this Lease on Tenant's part to be performed and observed following required notice, if any, and the expiration of any applicable cure period, then Tenant shall have the option to terminate this Lease effective as of October 31, 2002 ("Early Termination Date"), provided that Tenant has given Landlord written notice of its election to so terminate the Lease prior to October 31, 2001 (the date such notice is given being the "Exercise Date"). If Tenant elects to terminate the Lease, then the Early Termination Date shall have the same meaning as the Expiration Date of the Lease and Tenant shall continue to pay, and will owe, all fixed rent and additional rent, and will continue to perform and observe all of the covenants, agreements, terms, provisions and conditions of this Lease on Tenant's part to be performed and observed up to and including the Early Termination Date.

                17. Tenant covenants, represents and warrants that Tenant has had no dealings or negotiations with any broker or agent other than Cushman & Wakefield, Inc and McBride Corporate Real Estate, in connection with the consummation of this Agreement and Tenant covenants and agrees to pay, hold harmless and indemnify Landlord and Cushman & Wakefield, Inc, from and against any and all cost, expense (including reasonable attorneys' fees) or liability for any compensation, commissions or charges claimed by any other broker or agent other than Cushman & Wakefield, Inc and McBride Corporate Real Estate, with respect to this Agreement or the negotiation thereof.

                18. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against which enforcement of any waiver, change, modification or discharge is sought.

                19. Except as modified by this Agreement, the Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.

                20. The covenants, agreements, terms and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease as hereby supplemented, their respective assigns.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                LANDLORD:
                CHRYSLER PROPERTIES INC
                By:   /s/ Michael R. Dillow
                Michael R. Dillow, Vice President


                TENANT:
                MERIT BEHAVIORAL CARE CORPORATION
                By:   /s/ Arthur H. Halper
                Arthur H. Halper, EVP & CFO

                print name and title



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                                 EXHIBIT A

                                 Floor Plan

           All areas, dimensions and conditions are approximate.


                          [Diagram -- Floor Plan]